Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Third Quarter 2021 Results

–Double Digit Growth in Revenues and Adjusted EBITDA, Led by Construction Products and Engineered Structures
–Recent Acquisitions, Together with Organic Growth and Attractive Fundamentals, Drive 48% Year-Over-Year Growth in Construction Products Adjusted Segment EBITDA

DALLAS, Texas - ARCOSA, Inc. - November 3, 2021:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the quarter ended September 30, 2021.

Third Quarter Highlights (All comparisons are versus the prior-year quarter unless noted otherwise)
•Revenues of $559.1 million, up 14%
•Net income of $23.7 million and Adjusted Net Income of $27.8 million
•Diluted EPS of $0.49 and Adjusted Diluted EPS of $0.57
•Adjusted EBITDA of $82.0 million, up 12%
•Operating cash flow of $25.7 million and Free Cash Flow of $6.4 million

“Record third quarter results were led by the strong performance of our Construction Products and Engineered Structures business segments, which more than offset lower year-over-year results in Transportation Products. This performance reflects the continued transformation of our portfolio and the considerable progress we have made over the last three years advancing our portfolio shift into higher margin and more stable Construction Products,” commented Antonio Carrillo, President and Chief Executive Officer.

“Construction activity was strong overall in the third quarter, benefiting from improved weather conditions. Contributions from recent acquisitions, where integration is progressing well, and from broad-based pricing and volume gains drove significant Adjusted Segment EBITDA growth during the quarter. In addition, we completed a reorganization of our expanded natural aggregates platform into four key regions: Texas, Gulf Coast, Ohio River Valley, and West, leveraging the experience and talents of our combined teams.

“Order activity for our utility, telecom, and traffic structures businesses was healthy during the quarter driven by continuing positive fundamentals. In addition, we received approximately $175 million of wind tower orders, providing a base level of production visibility for 2022. While long-term fundamentals for the wind industry remain positive, some short-term headwinds continue primarily attributable to uncertainty surrounding the renewal of federal tax incentives. Conversely, we were pleased to see higher order activity trends in our steel components business serving the North American railcar market.

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“We continue to execute well during this period of inflationary pressures, as high demand across most of our businesses enabled us to act quickly to raise prices to mitigate the impact on margins. High steel prices continue to depress order activity in our barge business, and to a lesser extent, in our wind towers business. In both businesses, we have taken action to align our capacity and cost structures with demand as we plan for a lower level of production in 2022. We are in the early stages of planning for next year and have time to reposition should conditions improve.”

Carrillo also noted, “Our balance sheet and liquidity position remain healthy, ending the quarter with leverage comfortably within our targeted long-term range. In the near-term, we intend to continue leveraging the size and scale of our expanded platforms, through both organic growth and completion of our acquisition integrations, and advancing our strategy to reduce the complexity of our portfolio.”

2021 Outlook and Guidance

In the fourth quarter, the Company will incur costs related to adjusting wind tower capacity in anticipation of lower planned deliveries in 2022 leading to a tightening in its 2021 full year Adjusted EBITDA guidance range to $272 million to $280 million compared to its previous range of $270 million to $290 million. The Company is maintaining its 2021 Adjusted Segment EBITDA guidance for Transportation Products of approximately $25 million.

Commenting on the outlook, Carrillo noted, “Overall, we are seeing healthy market drivers across our key growth businesses, Construction Products and Engineered Structures, with some offset from challenges in certain other business lines. We believe we have an incredible portfolio of businesses, geared toward attractive infrastructure markets and reflective of the tremendous gains we have made advancing our long-term vision in the three years since becoming an independent public company. We believe this progress, together with the dedication and hard work of our employees, has positioned Arcosa for continued long-term growth.”

Third Quarter 2021 Results and Commentary

Construction Products

•Revenues increased 55% to $227.4 million, primarily driven by the acquisitions of StonePoint and Southwest Rock and strong organic growth.
•Revenues increased across our legacy aggregates and specialty materials businesses, especially those serving construction end markets, due to favorable pricing and overall higher volumes.
•Revenues from our trench shoring business increased 39% as volumes recovered to pre-pandemic levels.
•Adjusted Segment EBITDA increased 48% to $54.6 million, excluding a $2.6 million cost impact from the fair value markup of acquired inventory.
•Adjusted Segment EBITDA margin increased 190 basis points sequentially from the second quarter to 24.0%, but decreased from 25.1% in the prior year. The year-over year decrease is primarily due to the addition of StonePoint, with margins below the segment average.

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Engineered Structures

•Revenues increased 12% year-over-year to $250.1 million as pricing increased across all product lines driven by higher steel prices and strong demand. Increased volumes for utility structures and storage tanks more than offset lower anticipated volumes in wind towers.
•Adjusted Segment EBITDA increased 13% to $32.3 million, representing a 12.9% margin compared to a 12.8% margin a year ago. The increase in Adjusted Segment EBITDA was primarily driven by higher volumes and margins in our utility structures and storage tank businesses.
•Order activity for utility, telecom, and traffic structures was positive driven by grid hardening and reliability initiatives, the 5G build-out, and road infrastructure investment. In addition, we received wind tower orders of approximately $175 million providing for a base level of production visibility for 2022.
•The combined backlog for utility, wind, and related structures at the end of the second quarter was $465.9 million compared to $348.5 million at the end of the second quarter of 2021.

Transportation Products

•Revenues were $81.6 million, down 32% year-over-year. Barge revenues decreased 41% driven by lower tank and hopper barge deliveries as COVID-19 and increased steel prices limited demand. Steel components revenues increased 9% as the North American railcar market showed signs of recovery.
•Adjusted Segment EBITDA decreased 72% year-over-year to $6.1 million, representing a 7.5% margin compared to an 18.2% margin a year ago. Segment margins decreased due to declines in operational efficiencies from reduced capacity utilization.
•The barge business received orders of approximately $50 million, for a book-to-bill of 0.9X on a low level of revenues. Pricing of the new orders reflects weak current market conditions, with the orders adding to our base level of production in 2022.
•The barge backlog at the end of the third quarter was $130.2 million compared to $139.4 million at the end of the second quarter of 2021. Approximately 66% of our backlog is scheduled to deliver in 2022.
•Order inquires for steel components increased during the quarter as the new rail car market continues to show signs of improvement.

Corporate and Other Financial Notes

•Corporate expenses decreased to $14.4 million, compared to $17.0 million in the prior year, primarily resulting from a $2.5 million one-time increase in legal expenses in the prior year.
•Included in corporate expenses are $2.5 million of acquisition-related transaction and integration costs, up from $1.4 million in the prior year, that have been excluded from Adjusted EBITDA in both periods.
•The Company expects corporate expenses of approximately $13-14 million in the fourth quarter of 2021, excluding acquisition and integration costs of approximately $2 million.

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Cash Flow and Liquidity

•Operating cash flow was $25.7 million and Free Cash Flow was $6.4 million. Free Cash Flow was negatively impacted by increased working capital in the quarter of $34.4 million, driven by higher receivables.
•Capital expenditures were $19.3 million.
•We invested $134.7 million, net of cash acquired, in the acquisition of Southwest Rock Products that closed in August and borrowed $100.0 million under our revolving credit facility to partially fund the acquisition.
•We returned approximately $7.5 million to shareholders in share repurchases and dividends.
•We ended the quarter with total liquidity of $337.9 million, including $66.1 million of cash, and net debt to Adjusted EBITDA was 2.3X for the trailing twelve months.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on November 4, 2021 to discuss 2021 third quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 866-831-8616 for domestic callers and 203-518-9873 for international callers. The conference ID is ARCOSA and the passcode is 272672. An audio playback will be available through 11:59 p.m. Eastern Time on November 18, 2021, by dialing 888-274-8336 for domestic callers and 402-220-2328 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions, or failure to achieve the expected benefits of acquisitions; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2020, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$559.1	$490.0	$1,514.6	$1,476.7
Operating costs:
Cost of revenues	459.1	390.3	1,237.6	1,178.4
Selling, general, and administrative expenses	62.5	57.6	185.3	163.3
	521.6	447.9	1,422.9	1,341.7
Operating profit	37.5	42.1	91.7	135.0

Interest expense	7.3	2.3	16.0	8.4
Other, net (income) expense	0.1	(0.5)	0.3	(0.8)
	7.4	1.8	16.3	7.6
Income before income taxes	30.1	40.3	75.4	127.4
Provision for income taxes	6.4	9.1	15.0	31.3
Net income	$23.7	$31.2	$60.4	$96.1

Net income per common share:
Basic	$0.49	$0.64	$1.25	$1.99
Diluted	$0.49	$0.64	$1.23	$1.97
Weighted average number of shares outstanding:
Basic	48.2	48.1	48.1	48.0
Diluted	48.6	48.5	48.6	48.5

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2021	2020	2021	2020
Aggregates and specialty materials	$202.3	$128.8	$519.1	$393.0
Other	25.1	18.1	66.0	51.5
Construction Products	227.4	146.9	585.1	444.5

Utility, wind, and related structures	189.4	181.5	545.0	534.8
Storage tanks	60.7	41.1	154.6	133.8
Engineered Structures	250.1	222.6	699.6	668.6

Inland barges	58.4	99.4	165.3	295.4
Steel components	23.2	21.3	64.7	70.5
Transportation Products	81.6	120.7	230.0	365.9

Segment Totals before Eliminations	559.1	490.2	1,514.7	1,479.0
Eliminations	—	(0.2)	(0.1)	(2.3)
Consolidated Total	$559.1	$490.0	$1,514.6	$1,476.7

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating profit (loss):	2021	2020	2021	2020
Construction Products	$26.8	$20.8	$60.5	$61.9
Engineered Structures	23.6	20.7	70.2	66.5
Transportation Products	1.5	17.6	6.9	47.8
Segment Totals before Corporate Expenses	51.9	59.1	137.6	176.2
Corporate	(14.4)	(17.0)	(45.9)	(41.2)
Consolidated Total	$37.5	$42.1	$91.7	$135.0

Backlog:	September 30, 2021	September 30, 2020
Engineered Structures:
Utility, wind, and related structures	$465.9	$429.3
Storage tanks	$20.8	$13.3
Transportation Products:
Inland barges	$130.2	$177.5

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	September 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$66.1	$95.8
Receivables, net of allowance	364.2	260.2
Inventories	344.5	276.8
Other	36.1	32.1
Total current assets	810.9	664.9

Property, plant, and equipment, net	1,273.0	913.3
Goodwill	932.6	794.0
Intangibles, net	222.5	212.9
Deferred income taxes	14.9	15.4
Other assets	47.3	46.2
	$3,301.2	$2,646.7
Current liabilities:
Accounts payable	$213.3	$144.1
Accrued liabilities	145.6	115.2
Advance billings	18.5	44.7
Current portion of long-term debt	12.0	6.3
Total current liabilities	389.4	310.3

Debt	743.8	248.2
Deferred income taxes	151.3	112.7
Other liabilities	75.8	83.3
	1,360.3	754.5

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,693.3	1,694.1
Retained earnings	272.7	219.7
Accumulated other comprehensive loss	(20.2)	(22.1)
Treasury stock	(5.4)	—
	1,940.9	1,892.2
	$3,301.2	$2,646.7

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net income	$60.4	$96.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	107.0	82.9
Stock-based compensation expense	12.8	14.0
Provision for deferred income taxes	9.7	7.1
Gains on disposition of property and other assets	(9.0)	(3.6)
(Increase) decrease in other assets	6.5	(7.2)
Increase (decrease) in other liabilities	(17.6)	7.5
Other	(6.3)	(0.9)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(76.9)	5.1
(Increase) decrease in inventories	(36.1)	14.9
(Increase) decrease in other current assets	(9.8)	8.8
Increase (decrease) in accounts payable	60.7	37.3
Increase (decrease) in advance billings	(26.2)	(22.5)
Increase (decrease) in accrued liabilities	1.6	(12.8)
Net cash provided by operating activities	76.8	226.7
Investing activities:
Proceeds from disposition of property and other assets	14.9	8.9
Capital expenditures	(60.8)	(56.9)
Acquisitions, net of cash acquired	(523.4)	(361.7)
Net cash required by investing activities	(569.3)	(409.7)
Financing activities:
Payments to retire debt	(4.2)	(103.8)
Proceeds from issuance of debt	500.0	251.4
Shares repurchased	(9.4)	(4.0)
Dividends paid to common stockholders	(7.4)	(7.3)
Purchase of shares to satisfy employee tax on vested stock	(9.6)	(3.5)
Debt issuance costs	(6.6)	(1.2)
Net cash provided by financing activities	462.8	131.6
Net increase (decrease) in cash and cash equivalents	(29.7)	(51.4)
Cash and cash equivalents at beginning of period	95.8	240.4
Cash and cash equivalents at end of period	$66.1	$189.0

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,		Full Year 2021 Guidance
	2021	2020	2021	2020	Low	High
Revenues	$559.1	$490.0	$1,514.6	$1,476.7	$2,000.0	$2,050.0

Net income	23.7	31.2	60.4	96.1	64.0	69.0
Add:
Interest expense, net	7.3	2.2	15.9	8.0	23.0	23.0
Provision for income taxes	6.4	9.1	15.0	31.3	18.0	20.0
Depreciation, depletion, and amortization expense(1)	39.0	28.2	107.0	82.9	146.0	147.0
EBITDA	76.4	70.7	198.3	218.3	251.0	259.0
Add:
Impact of acquisition-related expenses(2) (3)	5.5	1.9	18.7	6.8	21.0	21.0
Impairment charge	—	0.8	—	2.6	—	—
Other, net (income) expense(4)	0.1	(0.4)	0.4	(0.4)	—	—
Adjusted EBITDA	$82.0	$73.0	$217.4	$227.3	$272.0	$280.0
Adjusted EBITDA Margin	14.7%	14.9%	14.4%	15.4%	13.6%	13.7%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.
(3) Actual results and full year 2021 Guidance now include the fair value markup of StonePoint and Southwest Rock inventory subject to completion of purchase price adjustments.
(4) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $0.1 million and $(0.3) million for the three months ended September 30, 2021 and 2020, respectively, and $0.6 million and $(0.1) million for the nine months ended September 30, 2021 and 2020, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Net Income
($ in millions)
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Income	$23.7	$31.2	$60.4	$96.1
Impact of acquisition-related expenses, net of tax(1)	4.1	1.5	14.1	5.2
Impairment charge, net of tax	—	0.6	—	2.0
Adjusted Net Income	$27.8	$33.3	$74.5	$103.3

(1) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Construction Products
Revenues	$227.4	$146.9	$585.1	$444.5

Operating Profit	26.8	20.8	60.5	61.9
Add: Depreciation, depletion, and amortization expense(1)	25.2	15.2	64.8	42.9
Segment EBITDA	52.0	36.0	125.3	104.8
Add: Impact of acquisition-related expenses(2)	2.6	—	7.3	1.9
Add: Impairment charge	—	0.8	—	0.8
Adjusted Segment EBITDA	$54.6	$36.8	$132.6	$107.5
Adjusted Segment EBITDA Margin	24.0%	25.1%	22.7%	24.2%

Engineered Structures
Revenues	$250.1	$222.6	$699.6	$668.6

Operating Profit	23.6	20.7	70.2	66.5
Add: Depreciation and amortization expense(1)	8.3	7.3	25.1	22.8
Segment EBITDA	31.9	28.0	95.3	89.3
Add: Impact of acquisition-related expenses(2)	0.4	0.5	1.4	1.9
Add: Impairment charge	—	—	—	1.3
Adjusted Segment EBITDA	$32.3	$28.5	$96.7	$92.5
Adjusted Segment EBITDA Margin	12.9%	12.8%	13.8%	13.8%

Transportation Products
Revenues	$81.6	$120.7	$230.0	$365.9

Operating Profit	1.5	17.6	6.9	47.8
Add: Depreciation and amortization expense	4.6	4.4	13.7	13.5
Segment EBITDA	6.1	22.0	20.6	61.3
Add: Impairment charge	—	—	—	0.5
Adjusted Segment EBITDA	$6.1	$22.0	$20.6	$61.8
Adjusted Segment EBITDA Margin	7.5%	18.2%	9.0%	16.9%

Operating Loss - Corporate	$(14.4)	$(17.0)	$(45.9)	$(41.2)
Impact of acquisition-related expenses - Corporate(1)	2.5	1.4	10.0	3.0
Add: Corporate depreciation expense	0.9	1.3	3.4	3.7
Adjusted EBITDA	$82.0	$73.0	$217.4	$227.3
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS and Free Cash Flow
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in dollars per share)
Diluted EPS	$0.49	$0.64	$1.23	$1.97
Impact of acquisition-related expenses	0.08	0.03	0.29	0.11
Impairment charge	—	0.01	—	0.04
Adjusted Diluted EPS	$0.57	$0.68	$1.52	$2.12

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures. The Company also uses "Free Cash Flow Conversion", which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(in millions)
Cash Provided by Operating Activities	$25.7	$106.4	$76.8	$226.7
Capital expenditures	(19.3)	(13.3)	(60.8)	(56.9)
Free Cash Flow	$6.4	$93.1	$16.0	$169.8

Net income	$23.7	$31.2	$60.4	$96.1
Free Cash Flow Conversion	27%	298%	26%	177%

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Net Debt to Adjusted EBITDA
(unaudited)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

September 30, 2021
(in millions)
Total debt excluding debt issuance costs	$762.2
Cash and cash equivalents	66.1
Net Debt	$696.1

Adjusted EBITDA (trailing twelve months) (1)	$299.3
Net Debt to Adjusted EBITDA	2.3

(1) Adjusted EBITDA includes a 6 month pro forma adjustment of $13.8 million based on previously disclosed Adjusted EBITDA for StonePoint of $27.6 million for the twelve months ended March 31, 2021 and a 10 month pro forma adjustment of $11.7 million based on previously disclosed Adjusted EBITDA for Southwest Rock of $14.0 million for the twelve months ended May 31, 2021.

972.942.6500	14	arcosa.com